Exhibit 99.1

FOR IMMEDIATE RELEASE

Cubist Pharmaceuticals 1Q11 Total Net Revenues Up 13% to $162.5 Million

1Q11 U.S. Net Revenues for CUBICIN Up 14% to $153.7 Million

GAAP Basic and Diluted Net Income of $0.38 and $0.34 Per Share

Lexington, Mass., April 14, 2011 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced results for the first quarter ended March 31, 2011.

First Quarter 2011 Financial Highlights:

•                  Total Net Revenues Up 13% to $162.5 million

•                  U.S. Net Revenues for CUBICIN Up 14% to $153.7 million

•                  GAAP Basic and Diluted Net Income of $0.38 and $0.34 Per Share, Respectively, for 1Q11

•                  Non-GAAP Basic and Diluted Net Income of $0.70 and $0.55 Per Share, Respectively, for 1Q11

•                  Earnings Conference Call & Webcast Today (With Slides) at 5:00 pm ET

Cubist’s total net revenues for the first quarter of 2011 increased 13% to $162.5 million from $144.1 million in the first quarter of 2010. This increase was attributable primarily to Cubist’s net sales of CUBICIN® (daptomycin for injection) in the U.S., which increased 14% to $153.7 million in the first quarter of 2011 from $135.3 million in the first quarter of 2010. Cubist’s product revenues from international sales of CUBICIN for the first quarter of 2011 were $8.3 million, an increase of 30% over the first quarter of 2010.

Net income for the first quarter ended March 31, 2011, on a GAAP basis, was $22.6 million, or $0.38 and $0.34 per basic and diluted share, respectively, as compared to $20.4 million, or $0.35 and $0.34 per basic and diluted share, respectively, for the first quarter ended March 31, 2010. On the conference call later today, Cubist will provide updated 2011 guidance reflecting expected new service revenues (assuming FDA approval of Optimer Pharmaceuticals, Inc.’s fidaxomicin oral antibiotic candidate) from the co-promotion agreement with Optimer announced last week.

Cubist’s non-GAAP net income for the first quarter ended March 31, 2011, was $41.3 million, or $0.70 and $0.55 per basic and diluted share, respectively, which represents an increase of $5.7 million in non-GAAP net income compared to the same period in 2010. A reconciliation between GAAP and non-GAAP net income is provided in the Condensed Consolidated Statements of Income — Non-GAAP table included with this release.

As of March 31, 2011, Cubist had $915.8 million in cash, cash equivalents and investments. The total number of Cubist’s common shares outstanding as of March 31, 2011, was 59,529,461.

President and CEO Michael Bonney said, “The results announced today — with Q1 U.S. revenues for CUBICIN up 14% vs. a year ago, demonstrate our continued success in positioning CUBICIN as an important, well-differentiated therapy for appropriate patients with serious, sometimes life-threatening infections. We are confident that we can achieve $1 billion in U.S. annual revenues before the

65 Hayden Avenue, Lexington, MA 02421     P 781.860.8660     F 781.861.0566     www.cubist.com

anticipated entry of Teva’s generic daptomycin in 6 ½ to 7 years, based on the agreement announced last week. Also, we are excited to have on the horizon data from Phase 2 for two different much needed antibiotics for the treatment of infections caused by multi-drug-resistant pathogens.”

Use of Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP net income per share exclude non-operational activities. As a result, Cubist uses these measures to assess and analyze its operational results and trends and to make financial and operational decisions. Cubist also believes these non-GAAP financial measures are useful to investors because they provide greater transparency regarding Cubist’s operating performance. These non-GAAP financial measures should not be considered an alternative to measurements required by GAAP, such as net income and net income per share, and should not be considered measures of Cubist’s liquidity. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. A reconciliation between non-GAAP financial measures and GAAP financial measures is included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

******************CONFERENCE CALL & WEBCAST INFORMATION******************

WHEN: Thursday, April 14, 2011 at 5:00 p.m. ET

LIVE DOMESTIC & CANADA CALL-IN: 877-407-8289

LIVE INTERNATIONAL CALL-IN: 201-689-8341

24-HOUR REPLAY DOMESTIC & CANADA: 1-877-660-6853

24-HOUR REPLAY INTERNATIONAL: / 1-201-612-7415

REPLAY PASSCODES (BOTH REQUIRED FOR PLAYBACK):

ACCOUNT #: 351 CONFERENCE ID #: 369326

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:

www.cubist.com

Replay will be available for 30 days via the Internet at www.cubist.com

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About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a class of anti-infectives called lipopeptides, and has an agreement with Optimer Pharmaceuticals, Inc. to co-promote Optimer’s drug, DIFICID™, in the U.S. as a treatment of Clostridium difficile infections, assuming approval of DIFICID by the FDA. The Cubist clinical product pipeline currently consists of a Phase 2 program focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms and a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea). Cubist also is working on several pre-clinical programs being developed to address areas of significant medical needs. These include therapies to treat various serious bacterial infections and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

DIFICID is a trademark of Optimer Pharmaceuticals, Inc.

Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding the anticipated results of the settlement of the ANDA litigation with Teva, peak revenues and the ongoing cash flow from CUBICIN, our continued investment in our clinical pipeline, and the timing of Phase 2 data from our antibiotic pipeline programs. There are many important factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: that the U.S. District Court does not approve the Stipulation of Dismissal for the ANDA litigation, that the U.S. Federal Trade Commission or Department of Justice challenge the enforceability of our license agreement with Teva and its affiliates, or that private plaintiffs challenge the license agreement; the level of acceptance of CUBICIN by physicians, patients, third-party payors and the medical community; any changes in the current or anticipated market demand or medical need for CUBICIN; continued cost pressures in U.S. hospitals that impact sales of branded therapies, such as CUBICIN, in the hospital setting; any unexpected adverse events related to CUBICIN, particularly as CUBICIN is used in the treatment of a growing number of patients around the world; whether or not additional third parties may seek to market generic versions of our products, including CUBICIN, by filing ANDAs with the FDA and the results of any litigation that we file to defend and/or assert our patents against such companies; the possible occurrence of one of the specific events that result in Teva marketing a generic daptomycin for injection earlier than we anticipate; the effectiveness of our sales force and our sales force’s ability to access targeted physicians; competition in the markets in which we and our partners market CUBICIN, including marketing approvals for new products that will be competitive with CUBICIN; the ability of our third party manufacturers, including our single source provider of API, to manufacture sufficient quantities of CUBICIN in accordance with Good Manufacturing Practices and other requirements of the regulatory approvals for CUBICIN and at an acceptable cost; the effect that the results of ongoing or future clinical trials of CUBICIN may have on its acceptance in the medical community; whether we can obtain pediatric exclusivity for CUBICIN from the FDA by December 24, 2017, which is dependent on a number of factors, including whether we can design and enroll trials on a timely basis, the results of such trials, meeting filing deadlines and otherwise meeting FDA expectations for approval of pediatric exclusivity; our ability to successfully develop our pipeline product candidates; whether the FDA accepts proposed clinical trial protocols in a timely manner for additional studies of CUBICIN changes in government or private payor reimbursement for CUBICIN or products competitive with CUBICIN; our ability to protect the proprietary technologies and intellectual property related to CUBICIN and to secure and maintain additional intellectual property for CUBICIN; whether the FDA accepts proposed clinical trial protocols in a timely manner for studies of our drug candidates as well as our ability to execute successful, adequate and well-controlled clinical trials in a timely manner and other risks that may cause our trials to be delayed or stopped or compromise the integrity of the data from such trials; the impact of the results of ongoing or future trials for drug candidates that we currently are developing or may develop in the future, including the impact of unanticipated safety or efficacy data from such trials; and a variety of risks common to our industry, including ongoing regulatory review, securing adequate supplies of drug product and drug substance of our products and product candidates on a timely basis, public and investment community perception of the industry, legislative or regulatory changes, and our ability to attract and retain talented employees.  Drug development involves a high degree of risk.  Success in pre-clinical trials or early stage clinical trials does not mean that later stage trials will be successful.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent annual and quarterly reports with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings, which are incorporated in this press release by this reference.  Forward-looking statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com

Tables to follow

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands)

	March 31,	December 31,
	2011	2010

ASSETS
Cash, cash equivalents and investments	$915,771	$909,912
Accounts receivable, net	66,453	61,197
Inventory	22,742	23,824
Property and equipment, net	91,079	82,434
Deferred tax assets, net	9,862	16,609
In-process research and development	194,000	194,000
Other assets	121,671	127,181

Total assets	$1,421,578	$1,415,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$85,649	$117,011
Deferred tax liabilities, net	76,899	82,833
Deferred revenue	23,182	23,223
Contingent consideration	87,595	86,497
Debt and other long-term liabilities, net	446,985	442,170
Total liabilities	720,310	751,734

Total stockholders’ equity	701,268	663,423

Total liabilities and stockholders’ equity	$1,421,578	$1,415,157

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(in thousands, except share and per share data)

	Three months ended
	March 31,
	2011		2010

Revenues:
U.S. product revenues, net	$153,716		$135,267
International product revenues	8,300		6,362
Service revenues	—		2,000
Other revenues	515		435
Total revenues, net	162,531		144,064

Costs and expenses:
Cost of product revenues	36,577		31,759
Research and development	40,416		38,882
Contingent consideration	1,098		1,508
Selling, general and administrative	40,164		34,583
Total costs and expenses	118,255		106,732

Operating income	44,276		37,332

Other income (expense), net	(6,807)		(5,309)

Income before income taxes	37,469		32,023

Provision for income taxes	14,884		11,591

Net income	$22,585		$20,432

Basic net income per common share	$0.38		$0.35
Diluted net income per common share	$0.34	(1)	$0.34	(2)

Shares used in calculating:
Basic net income per common share	59,362,021		58,217,628
Diluted net income per common share	79,533,776		68,928,596

(1) Includes add back of interest expense, debt issuance costs and debt discount amortization on 2.25% notes and 2.50% notes to income, net of tax effect

(2) Includes add back of interest expense, debt issuance costs and debt discount amortization on 2.25% notes to income, net of tax effect

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME - NON-GAAP

UNAUDITED

(in thousands, except share and per share data)

	Three months ended
	March 31,
	2011		2010

GAAP net income	$22,585		$20,432

Non-cash stock-based compensation expense	3,865		3,775

Non-cash debt discount amortization	4,486		3,473

Contingent consideration	1,098		1,508

Non-cash tax expense	13,038		9,991

Income tax effect of Non-GAAP adjustments	(3,750)		(3,511)

Non-GAAP proforma net income	$41,322		$35,668

Non-GAAP basic net income per common share	$0.70		$0.61
Non-GAAP diluted net income per common share	$0.55	(1)	$0.53	(2)

Shares used in calculating:
Non-GAAP basic net income per common share	59,362,021		58,217,628
Non-GAAP diluted net income per common share	79,533,776		68,928,596

(1) Includes add back of interest expense and debt issuance costs on 2.25% notes and 2.50% notes to income, net of tax effect

(2) Includes add back of interest expense and debt issuance costs on 2.25% notes to income, net of tax effect